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                                                                    Exhibit 99.1
[LOGO CAIS INTERNET]                            NEWS RELEASE
www.cais.com
================================================================================
FOR IMMEDIATE RELEASE
                  Contact:       Emil Hill, Manning, Selvage & Lee/CAIS Internet
                                                                    202.261.2866
                                                  Sonora Cummings, CAIS Internet
                                                                    202.715.1712


              CAIS SELLS CERTAIN CAISSoft ASSETS TO CISCO SYSTEMS


  WASINGTON, DC -(October, 20, 2000)- CAIS Internet Inc. (Nasdaq "CAIS") today announced it has entered into a definitive agreement with Cisco Systems, Inc. to sell the broadband subscriber management software business of CAIS Software Solutions (CAISSoft), a wholly owned software development subsidiary.

  CAIS Software Solutions, previously known as ATCOM/INFO, was acquired by CAIS Internet in 1999 and is based in San Diego, Calif. CAIS Software Solutions offers software applications that enable service providers to more easily provision and manage high-speed, broadband Internet services in hotels, apartments, airports and office buildings. The sale of CAISSoft enhances CAIS' strategy to focus its core competencies in high-speed public Internet access.

  Under the terms of the agreement, cash and Cisco common stock worth an aggregate value of approximately $170 million (US) will be exchanged for the stock options and assets of the broadband subscriber management software business of CAISSoft. The acquisition has been approved by the board of directors of each company and is subject to various closing conditions. Gross cash proceeds to CAIS will be approximately $147 million, of which approximately 27% will be placed in escrow.

  "We believe this transaction is a benefit to our company and will allow the innovative CAISsoft products to be offered through a premier global industry leader," said Ulysses G. Auger II, CEO of CAIS

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Internet. "This transaction clearly narrows the focus of CAIS to our core broadband services business. This is the first step in a process of modifying our business model to focus on profitability and prudent preservation of capital."

  CAISSoft's suite of server-based software applications complements Cisco's existing in-building DSL, Ethernet, cable and wireless network solutions by enabling broadband service providers to effectively deploy, market and operate services for the multi-family, multi-tenant and hospitality markets. CAISsoft's software product, the IPORT Broadband Provisioning System, provides security, accounting, authorization, reporting, policy, and management functionality in a multi-user location.


About CAIS Internet

CAIS Internet, Inc. (Nasdaq: CAIS) is a leading broadband access solutions company. News and information are available at www.cais.com.
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CAIS provides the mobile workforce with comprehensive high speed Internet solutions while at home in apartments, at work during the day in small-to-medium businesses, or on-the-go at airports, travel plazas, cruise ships, retail stores, and in hotel guest and meeting rooms.

Whether creating a low cost in-building network and content service for multiple users with proprietary and patented technologies, providing a public area Internet kiosk, or giving businesses daytime connectivity with DSL & leased-line dedicated access, the company delivers a cost-effective, easy and convenient Internet experience for customers. The customer experience is the result of a one-stop, integrated solutions package of innovative CAIS network access and technologies, IPORT software, customer support, portal content and systems.

CAIS Internet currently is the designated Internet access solution for more than
1.3 million hotel rooms, or 9,800 properties, which will also carry CAIS meeting room and IPORT kiosk access solutions. CAIS is also the leader in agreements to deliver Internet solutions to more than 700 apartment communities, or more than 215,000 residences.

CAIS Internet is headquartered in Washington, DC, with two subsidiaries in California, CAIS Software Solutions and Business Anywhere. CAIS Internet operates a Cisco-Powered, clear-channel Internet and ATM Network, and peers with public and private partners, and at national exchange points.

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About CAIS Software Solutions

Based in San Diego, California, CAIS Software Solutions develops the award-winning IPORT(TM) family of products for automated Internet Everywhere(TM) access. IPORT enables service providers, e-commerce merchants, and information-based organizations to effectively offer new and enhanced Internet based services. IPORT solutions are installed in hotels, cruise ships, airports, central offices, and cable head-ends worldwide.

Formerly known as ATCOM/INFO, the company is a wholly owned subsidiary of CAIS Internet (NASDAQ: CAIS), a Washington, D.C-based broadband solutions provider.



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